As filed with the Securities and Exchange Commission on May 28, 2013

Registration No. 333-187929

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CACHE, INC.

(Exact name of Registrant as specified in its charter)

Florida	59-1588181
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

1440 Broadway
New York, New York 10018
(212) 575-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay Margolis
Chairman of the Board and Chief Executive Officer
Cache, Inc.
1440 Broadway
New York, New York 10018
(212) 575-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael R. Littenberg, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
(212) 756-2000
(212) 593-5955—Facsimile

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 28, 2013

PROSPECTUS

Common Stock

This prospectus relates to the disposition from time to time of up to 3,519,013 shares of our common stock, which have been issued to the selling shareholders named in this prospectus.  The shares covered by this prospectus were issued to these selling shareholders pursuant to an Investment Agreement which we will refer to in this prospectus as the “Backstop and Investment Agreement”, as described in the section of this prospectus entitled “The Backstop and Investment Agreement and Certain Related Transactions,” and will be offered by the selling shareholders on a continuous basis.

We are not selling any common stock covered by this prospectus and will not receive any of the proceeds from the sale of shares by the selling shareholders.

The selling shareholders may sell the shares of our common stock covered by this prospectus from time to time through any of the means described in the section of this prospectus entitled “Plan of Distribution.”  The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CACH.” On              , 2013, the last reported sale price of our common stock was $        per share.

Investing in our common stock involves risks.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 3 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2013

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules.  Pursuant to this prospectus, the selling shareholders named on page 18 may, from time to time, sell up to a total of 3,519,013 shares of our common stock described in this prospectus in one or more offerings.

When the selling shareholders sell common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering.  Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus.

As permitted under the rules of the SEC, this prospectus incorporates important business information about Cache, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus.  You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources.  See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus.  We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus.  You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since those dates.  The selling shareholders are not making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus.  This summary may not contain all of the information that you should consider before deciding whether or not you should invest in our common stock.  You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus.  References in this prospectus to (i) “Cache,” the “Company,” “we,” “us” and “our” refer to Cache, Inc. and its consolidated subsidiaries, (ii) “MFP Partners” refer to MFP Partners, L.P., which is one of the selling shareholders, and (iii) “Mill Road” refer to Mill Road Capital, L.P., which is one of the selling shareholders.

Our Business

We are a nationwide, mall- and web-based specialty retailer of lifestyle sportswear and dresses targeting style-conscious women.  Our merchandise offerings extend from elegant eveningwear to sophisticated casual and daytime sportswear, which encompasses a variety of tops, bottoms, dresses and accessories, all of which are sold under our Cache brand, although in fiscal 2013 we intend to explore the possibility of also offering products under labels other than Cache.  We believe the appeal of our merchandise is enhanced through the intimate boutique-like environment we offer to our customers.  This environment is achieved through a high level of customer service combined with our smaller store format, which averages approximately 2,000 square feet.  As of April 15, 2013, we operated 249 stores, primarily situated in central locations in high traffic, upscale malls, in 41 states, Puerto Rico and the U.S. Virgin Islands.

We target women between the ages of 25 and 45 through our differentiated merchandising mix.  Our brand appeals to a woman who has a youthful attitude, is self-confident and fashion-conscious.  Our sportswear embodies a mix of lifestyle separates for both day and evening.  Our stores carry a range of diverse merchandise, which includes dresses for daytime, evening and special occasions.  We believe that we continue to be an important dress resource and destination for our target customers.  Our accessories complement the seasonal themes and palettes of our sportswear and dresses.

Cache, Inc. was incorporated in Florida on April 25, 1975.  Our principal place of business is located at 1440 Broadway, New York, New York 10018 and our telephone number is (212) 575-3200.  Our Internet website is at www.cache.com.  The contents of our website are not incorporated by reference into this prospectus.

THE OFFERING

Securities Offered by Selling Shareholders:	Up to 3,519,013 shares.

Common Stock Outstanding:	21,561,061 shares as of the date of this prospectus.

Use of Proceeds:

The proceeds from the sale of common stock covered by this prospectus will be received by the selling shareholders. We will not receive any proceeds from the sale by any selling shareholder of the shares of common stock offered by this prospectus.

NASDAQ Global Select Market Trading Symbol:	Our common stock trades on the Nasdaq Global Select Market under the trading symbol “CACH”.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus before making a decision to invest in our common stock.  If any of these risks actually occur, our business, results of operations and financial condition could suffer.  In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Macroeconomic conditions have adversely impacted our business and results of operations and may continue to do so.

The retail sector is affected by macroeconomic factors, including changes in international, national, regional and local economic conditions, employment levels and consumer spending patterns.  Furthermore, because our customer traffic and sales volume are largely derived from the volume of consumer traffic in the malls in which we operate, we are adversely affected by general declines in mall traffic.  The economic slowdown that began in 2008 has adversely affected and continues to adversely affect our results of operations.  Continued uncertainty in or a worsening of the economy generally or in a number of our markets could adversely affect our financial position and results of operations.

Our success depends on our ability to respond rapidly to ever-changing fashion trends and customer demands.

Customer tastes and fashion trends change rapidly.  Our success depends in large part on our ability to anticipate the fashion tastes of our customers, to respond to changing fashion tastes and consumer demands, and to translate market trends into fashionable merchandise on a timely basis.  However, the lead times associated with our planning and merchandising strategies could increase our risk of misjudging fashion trends or styles.  If we are unable to anticipate, identify or react to changing styles or trends, our sales may decline and we may be faced with excess inventories.  If this occurs, we may be forced to rely on additional markdowns or promotional sales to dispose of excess or slow-moving inventory.  This could also cause us to miss opportunities.  In addition, if we misjudge fashion tastes and our customers come to believe that we are no longer able to offer fashions that appeal to them, our sales and brand image may suffer.  All of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely impacted at any time by a significant number of competitors.

The women’s apparel market is highly competitive, fragmented and characterized by low barriers to entry.  We compete against a diverse group of retailers, including traditional department stores, national and local specialty retail stores, internet-based retailers and mail order retailers.  Many of our competitors, particularly traditional department stores and national specialty retail stores, are larger and have significantly greater resources to expend on marketing and advertising campaigns.  In addition, many of these competitors have greater name recognition in general than we do.  We cannot assure you that we will be successful in competing against existing or future competitors.  Our expansion into markets served by our competitors or entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on our business, financial condition and results of operations.

In addition, as a result of macroeconomic conditions, a substantial number of retailers have increased the frequency and duration of their discount sales and other promotions and have increased the level of merchandise discounts.  This has resulted and is expected to continue to result in intense competition.  Furthermore, in order to remain competitive, we have had to increase our use of discount sales, which has impacted our gross margins.

Our success depends on customer acceptance of our merchandise and on purchasing an appropriate level of inventory.

Since Mr. Margolis became Chief Executive Officer in February 2013, we have undertaken a review of our business and policies, including inventory management, and concluded that we have and may in the future have higher than anticipated levels of unsold merchandise. This has put pressure on our working capital and has or may result in higher than anticipated markdowns. Our management is working to improve our merchandise offerings and inventory levels, and the $13.4 million that we received pursuant to our recently completed rights offering (which is referred to in this prospectus as the “rights offering”) and the issuance of shares to the selling shareholders pursuant to the Backstop and Investment Agreement has enhanced our working capital. However, we cannot assure you that the capital raised in the rights offering and pursuant to the Backstop and Investment Agreement will be sufficient to fully address our working capital needs.

Our sales fluctuate on a seasonal basis and are sensitive to economic conditions, consumer-spending patterns and other events and conditions.

Our net sales and net income are generally highest each year during our fourth fiscal quarter (October, November and December) and lowest in our third fiscal quarter (July, August and September).  Sales during any period cannot be used as an accurate indicator of our annual results.  Any decrease in sales during the fourth quarter in a given year, such as that which occurred during the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011, could hurt our profitability.

Our business is also sensitive to changes in macroeconomic conditions and consumer spending patterns, as discussed in the other risk factors contained herein.  In addition, our business, financial condition and results of operations may be adversely affected by the timing of holidays and other local, regional, national or international events and conditions, including energy prices, climatologic events such as hurricanes, strikes and other business disruptions, or the effects of war, terrorism or the threat of either of these events.

Our comparable store sales and quarterly results of operations are affected by many factors that we cannot control.

Our quarterly results of operations for our individual stores have fluctuated significantly in the past and will continue to fluctuate in the future.  Since the beginning of fiscal 2010, our quarterly comparable sales at Cache stores have ranged from an increase of 12.4% to a decrease of 6.8%.  Our comparable store sales and quarterly results of operations are affected by a variety of factors, most of which we cannot control, including:

•                  General economic conditions, general mall traffic and consumer spending patterns;

•                  Fashion trends;

•                  Calendar shifts of holiday or seasonal periods;

•                  The effectiveness of our inventory management;

•                  Changes in our merchandise mix;

•                  The timing of promotional events;

•                  Weather conditions; and

•                  Actions of competitors or events that affect other mall tenants and/or our e-commerce initiatives.

Our success depends in part on the efforts of our management team.

Our success in managing our business and implementing our business and growth strategies depends on the abilities and experience of our management team.  If we were to lose the services of one or more members of this team, in particular Jay Margolis, our Chairman of our board of directors and Chief Executive Officer, we may be unable to find a suitable replacement in a timely manner.  This in turn could adversely affect our business, financial condition and results of operations.

Mr. Margolis joined our Company on February 5, 2013.  We may experience difficulty in integrating Mr. Margolis into our Company.

Our ability to attract new customers to our stores depends heavily on the success of the shopping malls in which we are located.

All but a few of our existing stores are located in shopping malls.  Sales at these stores are derived in large part from the volume of consumer traffic in these malls.  In addition, traffic in some of the malls in which we have stores has been adversely affected by store closures and bankruptcies by other tenants, including anchor or other large tenants.  We cannot control vacancy rates in the malls in which we have stores, continued popularity of malls as shopping destinations, the solvency of landlords and the level of maintenance and upkeep that they perform or improvements that they make at the malls, development of new shopping malls or the availability or cost of appropriate locations within existing or new shopping malls.  A decrease in shopping mall traffic could adversely affect our results of operations.

Our manufacturers may be unable to manufacture and deliver products in a timely manner or meet our quality standards, which could result in lost sales, cancellation charges or excessive markdowns.

We source our products directly from unaffiliated manufacturers and vendors.  Most of these manufacturers and vendors utilize overseas factories.  Furthermore, similar to most other specialty retailers, we have short selling seasons for much of our inventory.  Factors outside of our control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends in part on maintaining good relationships with our key vendors.

During fiscal 2012, we purchased approximately 32% of our product from five vendors of which one vendor accounted for 13% of our product purchased.  The terms of our relationships with our vendors generally are not contractual and do not assure adequate supply or pricing on a long-term basis.  If one or more of these vendors ceased to sell to us or significantly altered the terms of our relationship, we may be unable to obtain merchandise in a timely manner, in the desired styles, fabrics or colors, or at the prices and volumes we wish to purchase.  This could hurt our ability to respond to changing fashion trends and thus our sales and profitability.

Substantially all our merchandise is produced in foreign facilities.  This subjects us to the risks of international trade and other risks generally associated with doing business in foreign markets.

We and substantially all of our vendors utilize overseas production facilities.  The failure of foreign manufacturers to ship products to us in a timely manner could result in our stores lacking needed inventory.  Any event causing a disruption of imports, including financial or political instability, currency fluctuations, terrorism or heightened security, trade restrictions in the form of tariffs or quotas or both, political or military conflict involving the United States or other countries, or the migration of manufacturers, could negatively affect our business, financial condition and results of operations.  These adverse impacts may include increased cost to us and reductions in the supply of merchandise.

We rely on our manufacturers to use acceptable ethical business practices, and if they fail to do so, the Cache brand name could suffer reputational harm and our sales could decline or our inventory supply could be interrupted.

We do not control our manufacturers or their labor and other business practices.  If one of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, our reputation could be damaged and the shipment of finished products to us could be interrupted.  Either of these events could have a material adverse effect on us.

We rely on third parties to distribute our merchandise.  If these third parties do not adequately perform this function, our business would be disrupted.

The efficient operation of our business depends on the ability of the Company and its vendors to ship merchandise through third-party carriers, such as United Parcel Service, directly to our individual stores.  These carriers typically employ personnel represented by labor unions and have experienced labor difficulties in the past.  Due to our reliance on these parties for our shipments, interruptions in shipments could adversely affect our business, financial condition and results of operations.  Increases in fuel prices may also increase our shipping costs, which could adversely affect our business, financial condition and results of operations.

The raw materials used to manufacture our products and our distribution and labor costs are subject to availability constraints and price volatility, which could result in increased costs.

The raw materials used to manufacture our products are subject to availability constraints and price volatility caused by high demand for petroleum-based synthetic fabrics, weather, supply conditions, regulations, economic climate and other unpredictable factors.  Increases in labor costs, as well as a shortage of labor, especially in China and other areas we source in, may also impact our sourcing costs.  In addition, our transportation costs are subject to price volatility caused by the price of oil, regulations, economic climate and other unpredictable factors.  Increases in demand for, or the price of, raw materials, distribution services and labor could have a material adverse effect on our business, financial condition and results of operations.

There are risks associated with e-commerce.

Our e-commerce operations are subject to numerous risks, including:  (i) rapid technological change and the implementation of new systems and platforms; (ii) diversion of sales from our stores; (iii) liability for online content; (iv) violations of state or federal laws, including those relating to online privacy; (v) credit card fraud; (vi) the failure of the computer systems that operate our website and their related support systems, including computer viruses; and (vii) telecommunications failures, electronic break-ins and similar disruptions.  Any failure of our systems, policies or procedures to protect against such risks could materially damage our brand and reputation as well as result in significant damage claims, any of which could have a material adverse impact on our business, financial condition and results of operations.

Because our Cache brand is associated with all of our merchandise, our success depends heavily on the value associated with our brand.  If the value associated with our brand were to diminish, our sales could decrease, adversely affecting our financial condition and results of operations.

Our success depends on our Cache brand and its value.  The Cache brand could be adversely affected if our public image or reputation were to be tarnished, which could result in a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our trademarks and other intellectual property rights.

We believe that our trademarks and service marks are important to our success and our competitive position due to their name recognition with our customers.  There can be no assurance that the actions we have taken to establish and protect our trademarks and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks, service marks and proprietary rights of others.  Also, others may assert rights in, or ownership of, our trademarks and other proprietary rights, and we may be unable to successfully resolve those types of conflicts to our satisfaction.

Any material disruption of our information systems could disrupt our business and adversely affect our results of operations.

Our information systems integrate all major aspects of our business, including merchandise planning, purchasing, inventory control, distribution, sales and finance.  Our POS system, which uses a wide area network, allows us to add various functionalities, including the ability to process debit card transactions, centralize credit authorizations, enhance labor scheduling, centralize our customer database, manage our customer loyalty program, speed up customer transaction time and analyze real-time sales data.  We are dependent on these information systems for the efficient operation of our business, including our e-commerce initiatives.

We may experience operational problems with our information systems as a result of system failures, computer viruses, security breaches, misplaced or lost data, acts of vandalism, natural disasters, power loss, programming and/or human error or other similar events.  Any material disruption or slowdown of our systems, including a disruption or slowdown caused by any failure on our part to successfully maintain or perform additional upgrades to our systems, could cause information to be lost or delay our ability to process and make use of that information in our business, which may adversely affect us.  In addition, if future changes in technology cause our information systems to become obsolete, or if our current information systems prove to be inadequate to support our business, it could adversely affect our business, financial condition and results of operations.

We must protect against security breaches or other disclosures of private data of our customers as well as of our employees and other third parties.

We rely on our computer hardware and software systems for the efficient operation of our retail stores and e-commerce initiatives.  We have systems and processes in place that are designed to protect information and protect against security and data breaches as well as fraudulent transactions and other activities.  Despite our safeguards and security processes and protections, we cannot be assured that all of our systems and processes are free from vulnerability to security breaches by third parties or inadvertent data disclosure by us.  Any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information could severely damage our reputation and our relationship with our clients, expose us to risks of litigation and liability and adversely affect our business.

Our marketing efforts rely upon the effective use of customer information.  Restrictions on the availability or use of customer information could adversely affect our marketing initiatives, which could adversely affect our business and results of operations.

We use customer information to market to our customers.  Any limitations imposed on the use of such consumer data, whether imposed by federal or state governments or business partners, could have an adverse effect on our marketing activities.  In addition, to the extent our security procedures and protection of customer information prove to be insufficient or inadequate, we may become subject to litigation, which could expose us to liability and cause damage to our reputation or brand.

Our business is subject to numerous regulations.  Changes in or violations of such regulations could adversely impact us.

Our business is subject to numerous regulations, including customs, truth-in-advertising, truth-in-lending, consumer protection, zoning and occupancy, employment laws, and regulations and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise, the use of proprietary credit cards and the operation of retail stores and distribution facilities.  If any of these laws change, or are violated by our employees, importers, buying agents, manufacturers or distributors, such change or violation could have a material adverse effect on our business, financial condition and results of operations.

If new legislation restricting the importation or increasing the cost of textiles and apparel produced abroad is enacted, our business could be adversely affected.

Legislation that would restrict the importation or increase the cost of textiles and apparel produced abroad has been periodically introduced in Congress.  The enactment of new legislation, international trade regulation, or executive action affecting international textile or trade agreements, could adversely affect our business.  International trade agreements that can provide for tariffs and/or quotas can increase the cost and limit the amount of product that can be imported.

Risks Related to Our Common Stock

MFP Partners and Mill Road own a substantial interest in us and have certain representation on our board of directors and its committees, and thus may exert significant influence on our corporate affairs and actions, including those submitted to a shareholder vote.

MFP Partners and Mill Road own approximately 17.6% and 12.5% of our shares of common stock, respectively. Accordingly, MFP Partners and Mill Road have considerable influence on our corporate affairs and actions, including those submitted to a shareholder vote.  MFP Partners and Mill Road also have certain designation rights with respect to our board of directors and its committees as provided in a Voting Agreement that we entered into with MFP Partners and Mill Road, as further described in the section of this prospectus entitled “The Backstop and Investment Agreement and Certain Related Transactions”. The interests of MFP Partners and Mill Road may be different from your interests.

See “The Backstop and Investment Agreement and Certain Related Transactions—Voting Agreement.”

Our share price has fluctuated significantly and could continue to fluctuate significantly

Between January 1, 2012 and                    , 2013, the market price of our common stock has ranged from $        to $        per share. The stock market has, from time to time and especially since the fourth quarter of fiscal 2008, experienced extreme price and volume fluctuations. The market price for our common stock may change significantly in response to various factors, including:

•                  Periodic variations in the actual or anticipated financial results of our business or other companies in the retail industry;

•                  A shortfall in net sales or net income from that expected in securities analysts’ estimates or from that expected by investors;

•                  Changes in our liquidity and capital resources;

•                  Material announcements by or developments affecting us or our competitors;

•                  Public sales or repurchases of a substantial number of shares of our common stock; and

•                  Adverse changes in general market conditions or economic trends.

In the past, companies that have experienced volatility in the market price of their shares have been the subject of securities class action litigation. If we become involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources, thus harming our business.

Shares eligible for public sale, including pursuant to this registration statement, could adversely affect our stock price.

The market price for our common stock could decline as a result of sales by shareholders of a large number of shares of our common stock in the market or the perception that such sales may occur. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Of the 21,561,061 shares currently outstanding:

•                  12,193,635 shares generally are freely tradable in the public market;

•                  7,078,816 shares held by selling shareholders (including 3,519,013 shares covered by this registration statement) will be freely tradable in the public market, upon the effectiveness of the registration statement of which this prospectus forms a part or upon registration pursuant to the Registration Rights Agreement (as defined in the following risk factor); and

•                  477,334 restricted shares are outstanding that are subject to vesting, and that we anticipate will be freely tradable once vested; and

In addition:

•                  197,050 additional shares will be eligible for issuance pursuant to options presently outstanding under our existing stock option plans, which shares we anticipate will be freely tradable once issued; and

•                  1,000,000 additional shares will be eligible for issuance pursuant to options presently outstanding issued to Mr. Margolis as an inducement grant, which shares we anticipate will not be freely tradable once issued.

See “The Backstop and Investment Agreement and Certain Related Transactions—Voting and Standstill Agreements” for further information with respect to transfer restrictions. See also “—Our registration of shares held by MFP Partners and Mill Road may cause the price of our common stock to decrease” for information concerning registration rights that we provided to MFP Partners and Mill Road.

The 3,519,013 shares covered by this registration statement were purchased by the selling shareholders at a price per share of $1.65, which price per share was agreed upon by the parties as of February 5, 2013 pursuant to the Backstop and Investment Agreement.  The $1.65 price per share is equal to the subscription price per share for shares that were issued pursuant to the rights offering, which was first announced on February 5, 2013.  On January 29, 2013, the last reported sale price of our common stock on the Nasdaq Global Select Market was $2.38.  On February 4, 2013, which was the last trading day prior to the public announcement of the rights offering and the transactions contemplated by the Backstop and Investment Agreement, the last reported sale price of our common stock on the Nasdaq Global Select Market was $2.87.  See “The Backstop and Investment Agreement and Certain Related Transactions—The Backstop and Investment Agreement” for further information.

Our registration of other shares held by MFP Partners and Mill Road may cause the price of our common stock to decrease.

As of the consummation of the rights offering and the other transactions contemplated by the Backstop and Investment Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with each of MFP Partners and Mill Road pursuant to which each of MFP Partners and Mill Road have demand rights on two occasions and unlimited piggyback registration rights relating to any shares of our common stock held by such parties. Each of MFP Partners and Mill Road also have the right to require us to file a shelf registration statement relating to such shares in lieu of one or both of their respective demand rights.

The shares that we register pursuant to any registration statement we file pursuant to the Registration Rights Agreement will be eligible for trading in the public market. The trading of these additional shares of common stock in the public market could have an adverse effect on the market price of our common stock and could impair our future ability to obtain capital through an offering of equity securities.

Provisions of our governing documents could discourage acquisition proposals or delay a change in our control, and this may adversely affect the market price of our common stock or deny our shareholders a chance to realize a premium on their shares.

Our articles of incorporation and by-laws contain provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to our shareholders:

•                  Our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without further shareholder approval; and

•                  There are limitations on who can call special meetings of shareholders.

In addition, provisions of Florida law and our stock option plans may also discourage, delay or prevent a change in control of our company or unsolicited acquisition proposals.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), that relate to future events or our future financial performance.  We have attempted to identify these statements by terminology including “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “may,” “will,” “should,” “can,” “continue” or the negative of these terms or other comparable terminology.  These statements may be found in the sections of this prospectus entitled “Prospectus Summary” and “Risk Factors” and in other sections of this prospectus that contain forward-looking statements.  These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties.  Actual results and timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors including, without limitation, macroeconomic conditions, fashion trends and customer demands, competition, seasonality, dependence on management, and reliance on manufacturers, vendors and distributors, as well as other risks outlined from time to time in the our filings with the SEC.  A description of risks that could cause our results to vary appears under the caption “Risk Factors” and elsewhere in this prospectus.

These risks and uncertainties should be considered in evaluating any forward-looking statement contained in this prospectus or incorporated by reference herein.  All forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.  We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus.  In addition, our past results are not necessarily indicative of our future results.

USE OF PROCEEDS

The proceeds from the sale of common stock covered by this prospectus will be received by the selling shareholders.  We will not receive any proceeds from the sale by any selling shareholder of the shares of common stock offered by this prospectus.

THE BACKSTOP AND INVESTMENT AGREEMENT AND CERTAIN RELATED TRANSACTIONS

The Backstop and Investment Agreement

On February 5, 2013, we entered into the Backstop and Investment Agreement with (i) MFP Partners and Mill Road, each of whom is a selling shareholder, and (ii) Jay Margolis, who was appointed our Chief Executive Officer and Chairman of the Board on that date and is also a selling shareholder.

Pursuant to the Backstop and Investment Agreement, we agreed to commence a rights offering.  Under the terms of the rights offering, we distributed, at no charge to the holders of our common stock as of April 4, 2013, the record date for the rights offering, 0.359 transferable subscription rights for each share of common stock owned on such record date, as well as over-subscription rights. Each whole right entitled the holder to purchase one share of common stock at a subscription price of $1.65 per share. Each of MFP Partners and Mill Road exercised their subscription rights in full, and we issued 791,145 shares and 149,229 shares, respectively, to MFP Partners and Mill Road pursuant to the rights offering. We issued an aggregate of 4,613,904 shares pursuant to the rights offering, which provided gross proceeds to the Company of approximately $7.6 million. We did not issue any shares pursuant to the exercise of over-subscription rights in connection with the rights offering.

Pursuant to the Backstop and Investment Agreement, in a transaction separate from the rights offering, (a) each of MFP Partners and Mill Road purchased from us 791,741 and 149,341 shares of common stock, respectively, equal to its full pro rata share (as of the record date for the rights offering) of the number of shares of common stock to be offered pursuant to the rights offering, and (b) each of Mill Road and Mr. Margolis purchased from us 1,971,871 and 606,060 additional shares of common stock, respectively, sufficient to enable them to acquire an aggregate of $3.5 million and $1.0 million of common stock, respectively (not including for these purposes the shares acquired by Mill Road in the rights offering). The aggregate proceeds from these issuances was approximately $5.8 million.  We refer to the transactions described in clauses (a) and (b) of the foregoing sentence as the “pro rata investment,” and the “top-up investment,” respectively.  The price per share paid by MFP Partners, Mill Road and Mr. Margolis for all of these shares was $1.65, which price per share was agreed upon by the parties as of February 5, 2013 pursuant to the Backstop and Investment Agreement.  The $1.65 price per share is equal to the subscription price per share for shares that were issued pursuant to the rights offering, which was first announced on February 5, 2013.  On January 29, 2013, the last reported sale price of our common stock on the Nasdaq Global Select Market was $2.38.  On February 4, 2013, which was the last trading day prior to the public announcement of the rights offering and the transactions contemplated by the Backstop and Investment Agreement, the last reported sale price of our common stock on the Nasdaq Global Select Market was $2.87.

We agreed to indemnify MFP Partners, Mill Road, Mr. Margolis and their affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons for losses arising out of the rights offering, the Backstop and Investment Agreement or any of the transactions contemplated by such agreement, subject to limited exceptions.

Pursuant to the Backstop and Investment Agreement, we have agreed to file this registration statement.

In addition, we entered into the Registration Rights Agreement with each of MFP Partners and Mill Road as of the closing of the rights offering and the issuances contemplated by the Backstop and Investment Agreement. Pursuant to the Registration Rights Agreement, each of MFP Partners and Mill Road have demand rights on two occasions and unlimited piggyback registration rights relating to any shares of common stock held by such parties. MFP Partners and Mill Road also have the right to require one or both of their respective demand registrations to be a shelf registration statement relating to such shares. The registration statement of which this prospectus forms a part does not constitute a demand registration for purposes of the Registration Rights Agreement; provided that any subsequent requests by either MFP Partners or Mill Road to file a shelf registration statement will constitute a demand for purposes of the Registration Rights Agreement. Under the terms of the Registration Rights

Agreement, we will be required to pay all registration expenses in connection with any demand or shelf registration.

Voting Agreement

We have entered into the Voting Agreement with MFP Partners and Mill Road.  In accordance with the Voting Agreement, on April 4, 2013, Morton J. Schrader and Arthur S. Mintz resigned from our board of directors and each of Michael F. Price, who is the managing partner of MFP Partners, and Charles Hinkaty, who was designated by Mill Road (in consultation with MFP Partners)  but who is not an affiliate of Mill Road, were appointed to fill the vacancies created thereby.  In addition, the Voting Agreement provides, among other things, that at the 2013 annual meeting of our shareholders, two individuals designated by MFP Partners (one of whom will be designated by MFP Partners in consultation with Mill Road and neither of whom will be an individual who served as a director of the Company prior to the date of the Voting Agreement) and one individual designated by Mill Road will be nominated for election to our board of directors, and each of MFP Partners and Mill Road will vote all of its shares of our common stock in favor of the election of such individuals to our board of directors, in each case, subject to the terms of the Voting Agreement.  The Voting Agreement provides that each committee of our board of directors will include one director designated by MFP Partners and one director designated by Mill Road, to the extent permitted by applicable law and the Nasdaq Marketplace Rules.  Accordingly, the Company has appointed Michael F. Price to the Compensation and Plan Administration Committee and the Nominating and Governance Committee and Charles Hinkaty to the Audit Committee, the Compensation and Plan Administration Committee and the Nominating and Governance Committee.  The Company, our board of directors and the Nominating and Governance Committee of our board of directors must (i) nominate the persons designated by MFP Partners and Mill Road to serve on our board of directors at the 2013 annual meeting of our shareholders or any special meeting that is held in lieu thereof and (ii) use all commercially reasonable efforts to cause the election of the persons so nominated.

The Voting Agreement provides that nothing therein shall be deemed to limit or restrict any director or officer of the Company from exercising his or her fiduciary duties in accordance with applicable law.  The term of the Voting Agreement expires immediately following the 2013 annual meeting of our shareholders, unless earlier terminated in accordance with its terms.

Voting and Standstill Agreements

On February 5, 2013, (i) Thomas E. Reinckens, who resigned as Chairman of the Board and Chief Executive Officer effective as of February 5, 2013, and the Company entered into a Voting and Standstill Letter Agreement (the “Reinckens Voting and Standstill Agreement”), and (ii) Andrew M. Saul, a director of the Company, and the Company entered into a Voting, Standstill and Indemnification Letter Agreement (the “Saul Voting, Standstill and Indemnification Letter Agreement” and, together with the Reinckens Voting and Standstill Agreement, the “Voting and Standstill Agreements”) pursuant to which each of Mr. Reinckens and Mr. Saul agreed not to transfer any shares that he or his affiliates own until May 3, 2013.  In addition, Mr. Saul agreed, pursuant to the Saul Voting, Standstill and Indemnification Agreement, not to stand for re-election at the 2013 annual meeting of our shareholders and to indemnify MFP Partners, Mill Road and Mr. Margolis from and against any losses resulting from any breach of certain representations and warranties made by the Company pursuant to the Backstop and Investment Agreement.  The foregoing indemnity is subject to certain limitations.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are the shares that we issued to the selling shareholders pursuant to the Backstop and Investment Agreement (which, for the avoidance of doubt, do not include shares purchased by MFP Partners or Mill Road pursuant to the rights offering).  We are registering the shares of common stock in order to permit the selling shareholders to offer such shares for resale from time to time. The term “selling shareholder” includes pledgees, donees, transferees and other successors-in-interest who may acquire shares through a pledge, gift, partnership distribution or other non-sale-related transfer from the selling shareholders.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling shareholders as of May 28, 2013, including the shares issued to the selling shareholders pursuant to the Backstop and Investment Agreement.  The table assumes that all of the offered shares will be sold pursuant to this prospectus.  For purposes of the following table we have computed the percentage beneficially owned based upon 21,561,061 shares of our common stock outstanding.

This registration statement does not cover any shares of common stock held by the selling shareholders prior to the closing of the rights offering and the transactions contemplated by the Backstop and Investment Agreement or shares the selling shareholders acquired pursuant to the exercise of rights in the rights offering.  However, we have granted MFP Partners and Mill Road certain registration rights, as described in “The Backstop and Investment Agreement and Certain Related Transactions—The Backstop and Investment Agreement.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Percentage of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Sharers of Common Stock Owned After Offering
Michael F. Price and affiliates(1)(2)(3)	3,786,635	17.6%	791,741	2,994,894	13.9%
Mill Road Capital, L.P.(2)(3)(4)	2,686,121	12.5%	2,121,212	564,909	2.6%
Jay Margolis(5)	606,060	2.8%	606,060	0	0%

(1)                                 In a Schedule 13D filed with the SEC on February 5, 2013, MFP Investors LLC reported that it is the general partner of MFP Partners and that Michael F. Price is the managing partner of MFP Partners and the managing member and controlling person of MFP Investors LLC.  The address for MFP Partners is c/o MFP Investors LLC, 667 Madison Avenue, 25th Floor, New York, NY 10065.

(2)                                 Due to the Voting Agreement, MFP Partners and Mill Road may each be deemed to share voting power, but not dispositive power, with respect to shares of common stock owned by each of MFP Partners and Mill Road.  Each of MFP Partners and Mill Road disclaims “beneficial ownership”, within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of shares of common stock beneficially owned by the other.

(3)                                 See “The Backstop and Investment Agreement and Certain Related Transactions—Voting Agreement” for a discussion of certain rights that MFP Partners and Mill Road have to designate directors to serve on our board of directors and its committees.

(4)                                 The address for Mill Road is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

(5)                                 Consists of shares held by Margolis Family LP, a family investment vehicle. Jay Margolis was appointed our Chairman of the Board and Chief Executive Officer on February 5, 2013.  The address for Mr. Margolis is c/o Cache, Inc., 1440 Broadway, New York, New York 10018.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.  The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions in our articles of incorporation and bylaws and the provisions of applicable law.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds.  We have never paid any cash dividends with respect to our common stock.  Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.  Holders of our common stock are not entitled to preemptive rights, and our common stock is not subject to conversion or redemption.  In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any outstanding preferred stock to prior distribution.

See “The Backstop and Investment Agreement and Certain Related Transactions—Voting Agreement” for a discussion of certain rights that MFP Partners and Mill Road have to designate directors to serve on our board of directors and its committees.

Preferred Stock

We do not have any shares of preferred stock outstanding.  Our 100,000 authorized shares of preferred stock may be issued in one or more series without further shareholder authorization, and our board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations between these series.  If we issue preferred stock, it would have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation, and we may be obligated to repurchase or redeem any such preferred stock.  Our board of directors can issue preferred stock without the further approval of our common shareholders.  Any preferred stock we issue may have voting and conversion rights which could adversely affect the rights of holders of our common stock.  We do not have any present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Florida Law

Provisions of our articles of incorporation and bylaws and Florida law could make it more difficult to acquire our company by means of a tender offer or proxy contest, or to remove incumbent officers and directors.

Our articles of incorporation provide that our board of directors may establish the rights of and issue shares of preferred stock without the need for shareholder approval.  Further, our board may determine the terms, conditions, rights, privileges and preferences of these shares of preferred stock.  This ability to issue preferred stock may inhibit the ability of third parties to acquire us.  For example, our board could issue preferred stock having terms that would dilute the shares of our common stock held by entities seeking to obtain control of our company.  We believe the ability to issue preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions.  However, it may also have the effect of discouraging, delaying or making it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.  Our bylaws restrict special meetings of shareholders by requiring that special meetings be requested by shareholders owning no less than one-third of all of our outstanding shares entitled to vote for directors as of the date of the request.  This provision may have the effect of preventing shareholders from exercising influence over, or gaining greater control over, our company.

We have opted out of the Florida business combinations statute, which otherwise would restrict shareholders owning more than certain specified percentages of shares of common stock from voting those shares unless consented to by our shareholders and/or board of directors in accordance with the statute.

Florida law also generally requires the approval of two-thirds of our disinterested shareholders for certain specified transactions between us and holders of more than 10% of our outstanding voting shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its telephone number is 800-509-5586.

Nasdaq Listing

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “CACH.”

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders.    The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in privately negotiated transactions;

•                  in options transactions; and

•                  by any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with a selling shareholder.  The selling shareholders may also sell the common stock short and redeliver the shares to close out such short positions.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their respective affiliates.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “CACH.”

We will pay all expenses of the registration of the shares of common stock covered by this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Bilzin Sumberg Baena Price & Axelrod, Miami, Florida.

EXPERTS

The financial statements as of December 29, 2012 and December 31, 2011 and for each of the three years in the period ended December 29, 2012 have been so incorporated in reliance on the reports of Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.) an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information.  The information incorporated by reference is considered to be part of this prospectus.  The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

•                  our Annual Report on Form 10-K for the fiscal year ended December 29, 2012;

•                  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013; and

•                  our Current Reports on Form 8-K filed with the SEC on February 8, 2013, April 5, 2013, April 8, 2013, April 9, 2013, April 26, 2013, April 29, 2013 and May 7, 2013.

In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering.  The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:  Victor Coster, Secretary, Cache, Inc., 1440 Broadway, New York, New York 10018; (212) 575-3200.

We file periodic reports, proxy statements and other information with the SEC.  Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement.  All amounts shown are estimates, except for the SEC registration fee.  We will bear all expenses shown below.  The missing amounts will be filed by amendment.

SEC registration fee	$2,547
Accounting fees and expenses	$20,000
Legal fees and expenses	$75,000
Printing and mailing expenses	$10,000
Other	$7,453
Total	$115,000

Item 15. Indemnification of Directors and Officers.

Article VIII of our Articles of Incorporation, as amended, provides that we shall, to the extent permitted by law, (a) indemnify and hold harmless each person serving as a director or officer for us or, at our request, as a director or officer of any other corporation, against any claim or liability arising from service in such capacity, and (b) reimburse any such person for all costs, legal and other expenses reasonably incurred by such person in connection with any claim or liability for which such person is adjudged liable to the extent permitted by law.  Article VIII further provides that nothing contained therein will restrict us from indemnifying or reimbursing any such person in a proper case although not specifically provided for therein.

Our authority to indemnify our officers and directors is governed by Section 607.0850 of the Florida Business Corporation Act, which permits a corporation to indemnify any person serving as a director, officer, employee, or agent of such corporation or, at the request of such corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Person”), against liability to third parties or associated expense arising from his service in that capacity if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Section 607.0850 also permits a corporation to indemnify an Indemnified Person against liability in derivative actions if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, except that, unless court approval is obtained, no Indemnified Person may be indemnified in respect of a matter to which it is adjudged to be liable.  Except in cases where the Indemnified Person has been successful on the merits or otherwise in the defense of the action, the determination that the applicable standard for indemnification has been met must be made by:  (a) a majority vote of a quorum of disinterested directors; (b) a majority vote of a committee designated by the board of directors consisting of two or more disinterested directors; (c) independent legal counsel (i) selected by the board of directors prescribed in (a) above or the committee prescribed in (b) above, or (ii) if a quorum of directors cannot be obtained for (a) above and the committee cannot be designated under (b) above, selected by a majority vote of the full board of directors;

or (d) a majority vote of a quorum of disinterested shareholders, or, if no such quorum is obtainable, by a majority vote of disinterested shareholders.  A corporation is authorized to make such further indemnification of Indemnified Persons as is authorized under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, unless a judgment or other final adjudication establishes that his actions, or omission to act, were material to the cause of action so adjudicated and constitute:  (a) a violation of criminal law unless the Indemnified Person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the Indemnified Person derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 (with respect to liability of directors for unlawful distributions) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of a corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.  A corporation may procure insurance for Indemnified Persons against liability whether or not it would have the power to indemnify against such liability under Section 607.0850.  Provision is also made for the advancement of expenses prior to final disposition, subject to repayment unless the Indemnified Person is ultimately determined to be entitled to indemnification.  Provision is also made that unless the corporation’s articles of incorporation provide otherwise, under certain circumstances, a court may order indemnification and advancement of expenses, notwithstanding the failure of a corporation to provide indemnification and despite any contrary determination of the board or of the shareholders in a particular case.

Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions of Section 607.0834 (with respect to liability of directors for unlawful distribution) are applicable; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Pursuant to the terms of the Voting Agreement, dated as of February 5, 2013, by and among the Company, MFP Partners, L.P. and Mill Road Capital, L.P. the Company has entered into an indemnification agreement (each, an “Indemnification Agreement”) with each of Michael F. Price and Charles Hinkaty. The Company intends to enter into Indemnification Agreements with each of its other directors.  The Indemnification Agreements provide, among other things, that the Company will indemnify each director in the event that he/she becomes a party or otherwise a participant in any action or proceeding on account of her/his service as a director (or service for another entity in any capacity at the Company’s request) to the fullest extent permitted by applicable law.  In addition, the Indemnification Agreements provide for the advancement of expenses incurred by directors.  The rights provided by the Indemnification Agreements are in addition to any other rights to indemnification or advancement of expenses to which directors may be entitled under the Company’s articles of incorporation and bylaws, applicable law, or otherwise.

We also maintain a standard form of directors’ and officers’ liability insurance policy which provides coverage to our directors and officers for certain liabilities.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit

Number	Description
4.1	Articles of Incorporation of the Company and amendments thereto (Incorporated by reference to the Company’s Current Report on Form 8-K, dated September 15, 1993)
4.2	Articles of Amendment to Articles of Incorporation, effective February 4, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K, filed February 8, 2013)
4.3	Bylaws of the Company (Incorporated by reference to the Company’s Registration Statement on Form S-18, dated December 29, 1980)
4.4	Amendment to Bylaws, effective February 4, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K, filed February 8, 2013)
4.5	Form of Certificate of Common Stock (Incorporated by reference to the Company’s Amended Registration Statement on Form S-3, dated April 2, 2013)
5.1	Opinion of Bilzin Sumberg Baena Price & Axelrod LLP**
23.1	Consent of Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.) *
23.2	Consent of Bilzin Sumberg Baena Price & Axelrod LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (included on signature page of initial filing)

* Filed herewith.

** Incorporated by reference to the Company’s Registration Statement on Form S-3, dated April 15, 2013.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 28, 2013.

CACHE, INC.

By:	/s/ JAY MARGOLIS
	Name:	Jay Margolis
	Title:	Chairman of the Board and Chief
Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAY MARGOLIS	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 28, 2013
Jay Margolis

/s/ MARGARET J. FEENEY	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2013
Margaret J. Feeney

*	Director	May 28, 2013
Andrew M. Saul

*	Director	May 28, 2013
Gene G. Gage

*	Director	May 28, 2013
Charles Hinkaty

*	Director	May 28, 2013
Michael F. Price

*By:	/s/ MARGARET J. FEENEY
Attorney in Fact

EXHIBIT INDEX

Number	Description
4.1	Articles of Incorporation of the Company and amendments thereto (Incorporated by reference to the Company’s Current Report on Form 8-K, dated September 15, 1993)
4.2	Articles of Amendment to Articles of Incorporation, effective February 4, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K, filed February 8, 2013)
4.3	Bylaws of the Company (Incorporated by reference to the Company’s Registration Statement on Form S-18, dated December 29, 1980)
4.4	Amendment to Bylaws, effective February 4, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K, filed February 8, 2013)
4.5	Form of Certificate of Common Stock (Incorporated by reference to the Company’s Amended Registration Statement on Form S-3, dated April 2, 2013)
5.1	Opinion of Bilzin Sumberg Baena Price & Axelrod LLP**
23.1	Consent of Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.)*
23.2	Consent of Bilzin Sumberg Baena Price & Axelrod LLP (included in Exhibit 5.1) **
24.1	Power of Attorney (included on signature page of initial filing)

* Filed herewith.

** Incorporated by reference to the Company’s Registration Statement on Form S-3, dated April 15, 2013.